Warrant Amendment

Warrant Amendment effective as of April 1, 2012 by and between POW! Entertainment, Inc. (the “Company”) and Stanley L. Compton, Trustee of the Compton Family Trust dated April 11, 1988 (the “Holder”).

Introduction. The Company issued the Holder a warrant to purchase 350,000 shares of its common stock pursuant to the terms of a Warrant Agreement dated January 1, 2010 (the “2010 Agreement”). The Company and Holder wish to amend the 2010 Agreement as provided below.

1      Amendment. For good and valuable consideration receipt of which is hereby acknowledged, the Company and Holder agree that the “Expiration Date” as defined in Section 2 of the 2010 Agreement be amended to be December 31, 2017

2.     Miscellaneous. Except for the amendment provided in section 1 above, the 2010 Agreement shall remain in full force and effect.

POW! Entertainment, Inc.

By:	/s/ Gill Champion
Gill Champion, Chief Operating Officer

Agreed and Accepted:

Stanley L. Compton, Trustee of the Compton Family Trust dated April 11, 1988

By:	/s/ Stanley L. Compton
Stanley L. Compton